Exhibit 10.2

YA GLOBAL INVESTMENTS, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302

September 22, 2008

Global Energy, Inc.
Migdal Aviv
7 Abba Hillel Street
Ramat Gan, 52520
Israel
Attention: Asi Shalgi

Dear Mr. Shalgi:

        Reference is made to the letter agreement between Global Energy, Inc. (the “Company”) and YA Global Investments, L.P. (the “Buyer”) dated July 15, 2008 (the “Original Agreement”) concerning that certain Securities Purchase Agreement dated July 6, 2007 (the “Securities Purchase Agreement”) between the Company and the Buyer and the secured convertible debentures (collectively, the “Debentures”) and warrants (the “Warrants”) issued thereunder. Global Energy has requested that certain changes be made to the Original Agreement. The parties desire to make such changes as set forth herein and the parties intend for this letter to update and supersede the Original Agreement.

        The parties agree that the table below sets forth the correct amounts outstanding under the Debentures as of the date listed below:

Issuance Date	Outstanding Principal Amount	Accrued and Unpaid Interest (as of August 31, 2008)

July 6, 2007	$500,000	$57,808.22
October 23, 2007	$1,500,000	$128,630.14
December 7, 2007	$1,000,000	$73,424.66
March 20, 2008	$500,000	$22,465.75
May 13, 2008	$500,000	$19,178.08
TOTAL	$4,000,000	$301,506.85

All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Debentures or the Securities Purchase Agreement as applicable.

        The Company is seeking to raise additional financing by selling units consisting of common stock and warrants (the “Offering”) pursuant to the terms of the private placement memorandum dated July 17, 2008 as supplemented by Supplement No. 1 dated September 22, 2008, each attached hereto as Exhibit A (collectively, the “Private Placement Memorandum”). The Buyer hereby consents to the Company conducting and closing on the Offering in accordance with the terms set forth in the Private Placement Memorandum, provided that (i) the gross proceeds of the Offering are at least $1,500,000 (“Minimum Offering Amount”), and (ii) the Company closes on the Minimum Offering Amount on or before October 31, 2008, unless extended in writing by the Buyer (the “Closing Deadline”). If the Company achieves the Minimum Offering Amount by the Closing Deadline, the Company may keep the offering open until November 28, 2008.

I.	Agreements Effective On Execution. The Buyer and the Company agree to the following, which shall be effective as of the date of execution of this letter agreement:

1.	The Buyer hereby defers the payment of Interest that was or will be due on the January 31, 2008, April 30, 2008, July 31, 2008 until October 31, 2008, provided however, that if the Minimum Offering Amount is successfully raised by the Closing Deadline, then the interest payments thereafter shall be governed by Section II.1 below. In the event that the Minimum Offering does not close by the Closing Deadline, all accrued and unpaid interest shall be due and payable on October 31, 2008, and thereafter in accordance with the terms of the Debentures.

2.	The Buyer hereby defers the payment of Installment Amounts that were or will be due on the July 31, 2008, August 31, 2008 and September 30, 2008 Installment Dates until October 31, 2008, provided however, in the event that the Minimum Offering Amount is successfully raised by the Closing Deadline, then such Installment Amounts shall be further deferred in accordance with Section II.2. below.

3.	The Interest Rate on the Debentures shall be increased from 10% to 12% as of the date hereof.

4.	In consideration of the Buyer’s further accommodations herein (in addition to any consideration provided in connection with the Original Agreement), the Company shall issue the Buyer 1,000,000 restricted shares of the Company’s common stock.

II.	Agreements Effective upon Effective Date. The Buyer and the Company hereby agree to the following, provided however, that the agreements contained in this section shall only become effective if and when the Company successfully raises the Minimum Offering Amount by the Closing Deadline and these agreements shall supersede those in Section II of the Original Agreement (if accomplished, such date of accomplishment being referred to as the “Effective Date”):

1.	Payments.

(a)	Interest. The Company shall pay an amount equal $180,000 of accrued and unpaid interest directly from the gross proceeds of the Offering upon reaching the Minimum Offering Amount. In addition, the Company shall pay 10% of the gross proceeds from all closings of the Offering above between $2,200,000 and $3,900,000.

(b)	Thereafter the Company shall make Installment Payments in the total amount set forth below. The Buyer shall have the right to allocate each Installment Payment towards Principal and accrued interest over each of the Debentures as it sees fit and shall provide such allocation to the Company after receipt of the Installment Payment. On each Installment Date the Company shall pay the amount due on the 5th day (or if such date is not a Business Day, the next Business Day) of each month immediately following the end of the month of each Installment Payment (the “Installment Payment Date”) by paying the Company Redemption Amount on the Installment Date in accordance with Section 3(c) of the Debenture and by converting the Company Conversion Amount as of the Installment Payment Date in accordance with Section 3(b) of the Debenture. The Company Conversion Amount on each Installment Payment Date (through and including the September 2009 Installment Payment) shall be limited to the amount that can be paid without violating the Equity Conditions and the Installment Volume Limitation as set forth in Section 3(b), unless such conditions are waived by the Buyer. The Buyer, in its sole discretion, may waive any portion of any Installment Payment. The Installment Payment chart below shall supersede and replace the definitions in the Debenture of the Interest Payment Dates, Installment Dates, and Installment Amount.

Installment Payment	Company Redemption Amount	Company Conversion Amount

November 2008	$0 plus Variable Redemption Amount	$25,000
December 2008	$0 plus Variable Redemption Amount	$35,000
January 2009	$10,000 plus Variable Redemption Amount	$50,000
February 2009	$10,000 plus Variable Redemption Amount	$60,000
March 2009	$10,000 plus Variable Redemption Amount	$70,000
April 2009	$10,000 plus Variable Redemption Amount	$70,000
May 2009	$10,000 plus Variable Redemption Amount	$70,000
June 2009	$10,000 plus Variable Redemption Amount	$75,000
July 2009	$10,000 plus Variable Redemption Amount	$75,000
August 2009	$10,000 plus Variable Redemption Amount	$75,000
September 2009	$10,000 plus Variable Redemption Amount	$75,000
Each Month Thereafter	Installment Amount of $225,000, which may be paid at the Company's discretion, by a Company Redemption, a Company Conversion, or a combination of both, in accordance with the terms and conditions for the payment of Installment Amounts set forth in the Debentures.

Where the Variable Redemption Amount shall be equal to 4% of the difference between the total gross proceeds raised in the Offering and $2,200,000.

(c)	In addition to the Installment Payments set forth above, the Company shall pay to the Buyer on each Installment Payment Date an additional amount equal to 50% of all cash flows generated by the Company’s Ethiopian subsidiary Global Energy Pacific Limited in excess of the first $700,000 in cash flow, projections of which are set forth on Exhibit C. The remaining portion of such cash flows shall be used solely for reinvestment into the Ethiopian operations.

2.	Pursuant to Section 5 of the Debentures, the Conversion Price shall be reduced as a result of the issuance of shares in connection with the Offering. For example, if the shares are issued at a price of $0.10 per share, then the Conversion Price shall be reduced to $0.10.

3.	Pursuant to Section 8 of the Warrants issued to the Buyer pursuant to the Securities Purchase Agreement, the exercise price of the Warrants and the number of shares underlying the Warrants shall be adjusted based on the exercise price of the warrants issued in connection with the Offering. Therefore the exercise price of the Buyer’s Warrants shall be reset to $0.10 per share and the total number of shares underlying the Buyer’s warrants shall be increased from 600,000 to 7,500,000 shares.

4.	In connection with the Registration Rights Agreement (“Registration Rights Agreement”) on July 6, 2007 between the Buyer and the Company, the Company has filed and obtained effectiveness of the registration statement (the “Registration Statement”) originally filed with the Securities and Exchange Commission (File number 333-150559) on May 1, 2008 to register the resale by the Buyer of up to 6,600,000 shares of common stock underlying the Debentures and Warrants. In connection with the Registration Statement and the Registration Rights Agreement, the Company and Buyer agree as follows:

(a)	The Company shall take all necessary step to maintain the effectiveness of the Registration Statement at all times until all shares registered have been resold, including, without limitation, filing, as soon as practicable within 10 Business Days of the Effective Date, any and all supplements and amendments to the Registration Statement to update the Registration Statement to reflect the changes to the Debentures and Warrants set forth herein, and to file, in a timely matter, all supplements and amendments to keep current the financial information contained in the Registration Statement in accordance with the rules and regulations of the SEC.

(b)	The Buyer agrees that Company shall not be required to file any additional registration statements on behalf of the Buyer, or register the resale of any additional shares on behalf of the Buyer.

(c)	The Company represents, warrants, and agrees that after the Effective Date, for the purposes of Rule 144, the holding period for each of the Debentures shall commence on the respective date that the Buyer fully paid for such Debenture, which are the dates referenced next to each of the Debentures in the table above.

III.	Representations, Warranties, and Covenants or General Effect.

1.	The Company shall use the proceeds from the Offering in strict compliance with the Budget attached hereto as Exhibit B (the “Budget”). The Company shall not exceed the total expenses listed on the Budget by more than 5% in any individual month, or in the aggregate at any time. The Company shall provide certified cash flow reports to the Buyer on the 1st and 15th of each month which shall show actual results for each period that has elapsed from the date hereof compared to the same period in the Budget. Any violation of this covenant shall be deemed an event of default under the Debentures. The Company shall not use any proceeds for the Company’s Ethiopian subsidiaries operations without the written consent of the Buyer.

2.	The Company hereby acknowledges, confirms and agrees that as of the date hereof, Company is indebted to the Buyer under the Debentures in the outstanding principal amount set forth in the table above, plus accrued and unpaid interest thereon, and any other fees, costs, expenses and other charges now or hereafter payable (collectively, the “Obligations”) and such Obligations are unconditionally owed by Company to the Buyer, without offset, defense or counterclaim of any kind, nature or description whatsoever.

3.	The Company hereby acknowledges, confirms and agrees that the Buyer has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the pledged property heretofore granted to the Buyer pursuant to the Security Agreement dated July 6, 2007 between the Company and the Buyer (the “Security Agreement”) or otherwise granted to or held by the Buyer.

4.	Section II. 3. Of the Original Agreement shall be removed and no longer in effect.

5.	Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Debentures, Securities Purchase Agreement, or other related transaction documents are intended or implied and in all other respects such documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.

6.	Each party shall pay all its own costs and expenses regarding the entering of this Agreement. There are no other fees, charges or expenses other than as set out herein and in the Debentures and ancillary documents.

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

        IN WITNESS WHEREOF, this letter agreement is executed and delivered as of the day and year first above written.

GLOBAL ENERGY, INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi Chief Executive Officer

YA GLOBAL INVESTMENTS, L.P. By: Yorkville Advisors, LLC Its: Investment Manager By: /s/ Gerald Eicke —————————————— Gerald Eicke Managing Member